Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Celanese Corporation:
The Supervisory Board
Celanese AG:
We consent to the incorporation by reference in this Registration Statement (No. 333-XXXXXX) on Form S-3 filed by Celanese Corporation of our report dated March 30, 2005, except for Notes 4 (cash flows from discontinued operation (revised)) and 6 (acetate filament discontinued operations), which are as of March 31, 2006, with respect to the consolidated statements of operations, shareholders' equity, and cash flows of Celanese AG and subsidiaries for the three-month period ended March 31, 2004 and the year ended December 31, 2003 filed on Form 10-K with the Securities and Exchange Commission.
Our report dated March 30, 2005, except as to Notes 4 (cash flows from discontinued operations (revised)) and 6 (acetate filament discontinued operations), which are as of March 31, 2006, contains explanatory paragraphs that state that (a) Celanese AG and subsidiaries changed from using the last-in, first-out or LIFO method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method as discussed in Note 4 to the consolidated financial statements, (b) Celanese AG and subsidiaries adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51”, effective December 31, 2003, and (c) we also have reported separately on the consolidated financial statements of Celanese AG and subsidiaries as of December 31, 2003 and for the year then ended, which were presented separately using the euro as the reporting currency. Those financial statements are neither included in or incorporated by reference in the Registration Statement.
/s/ Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Frankfurt am Main, Germany
May 9, 2006